Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

CAIS ACQUISITION II, LLC

AND

INPHONIC, INC.

AND

VMC SATELLITE, INC.

AND

SELLING STOCKHOLDER

April 26, 2005

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment of Contract Rights
Exhibit B	Form of Intellectual Property Assignment Documents
Exhibit C	Form of Assignment of Invention, NonDisclosure and NonCompetition Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Opinion of Seller’s Legal Counsel
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Opinion of Buyer’s Legal Counsel
Exhibit H	Example of the Computation of Cell Phone Earnings

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 26th day of April, 2005 by and among CAIS Acquisition II, LLC, a Delaware limited liability company (“Buyer”), InPhonic, Inc., a Delaware corporation, and parent company of Buyer (“InPhonic”), VMC Satellite, Inc., a Virginia corporation (“VMC”) and Rick Rahim, the sole stockholder of Seller (the “Selling Stockholder” and collectively, with VMC, referred to herein as the “Seller”). For purposes of this Agreement, Seller and Buyer are sometimes each referred to individually as a “Party” or collectively as the “Parties.” InPhonic is executing this Agreement for the limited purpose of making certain representations and warranties set forth in Article IV and for specified obligations set forth in Article VII.

RECITALS

WHEREAS, VMC engages in the business of acquiring customers for Digital Broadcast Satellite services, including the selling and activating of service equipment, and installation, primarily through the Internet (together with all other business which is being conducted by VMC and its wholly owned subsidiary, SERS, as of the date hereof, the “Business”); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens, charges and encumbrances of any kind, all of Seller’s right, title, and interest in and to all of the Acquired Assets (collectively, the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for other good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, the Selling Stockholder and InPhonic (as to certain sections of Article IV and for specified obligations under Article VII only) intending to be legally bound, hereby agree as follows.

AGREEMENT

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms undefined in the text of this Agreement shall have the following meanings:

“Acceleration Payment” has the meaning set forth in Section 5.17.

“Accounting Referee” has the meaning set forth in Section 2.6(e).

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of VMC and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of VMC, and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing (excluding discounts, rebates, uncollectable receivables or other reductions in Accounts Receivable).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the first paragraph.

“Ancillary Agreements” means all assignment agreements, and other documents and instruments, pursuant to which Seller’s right, title or interest in any of the Acquired Assets are transferred to Buyer.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Audit Fees” has the meaning set forth in Section 2.5(a)(iv).

“Business” has the meaning set forth in the Recitals.

“Business Affiliate(s)” has the meaning set forth in Section 3.21.

“Buyer” has the meaning as set forth in the first paragraph of this Agreement.

“Buyer Charter” means the Certificate of Formation of Buyer.

“Buyer Disclosure Schedules” has the meaning set forth in the first paragraph of Article IV.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.1(a).

“Bylaws” means a true and complete copy of Seller’s bylaws, as amended and in effect on the date hereof.

“Cap” has the meaning set forth in Section 7.1(e).

“Charter” means a true and complete copy of Seller’s articles of incorporation, as amended and in effect on the date hereof.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” has the meaning set forth in Section 2.1.

“Damages” means any and all losses, costs, damages, Liabilities, liens, interest, awards, judgments, penalties, fees and expenses arising from claims, bankruptcy proceedings, demands, investigations, actions, causes of action, including, without limitation, all appeals and extensions thereof and the related legal fees.

“Deductible Amount” has the meaning set forth in Section 7.1(e).

“Digital Broadcast Satellite” means a provider of multi-channel video services through satellite systems including EchoStar, DISH Network and DirectTV.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Dispute Procedures” has the meaning set forth in Section 2.6(e).

“Distribution Date” is the date upon the earlier to occur of (1) receipt of written notice from Seller to release the Second Tranche of Stock Consideration for inclusion in a registration statement of InPhonic, or (2) one year after the Closing Date, or (3) receipt of written notice from Seller of its intention to receive the Second Tranche of Stock Consideration.

“E&Y” means Ernst & Young, LLP.

“Earn Out Cash” has the meaning set forth in Section 2.6(a).

“Earn Out Indemnity Amount” has the meaning set forth in Section 2.6(d).

“Earn Out Stock” has the meaning set forth in Section 2.6(a).

“Earn Out Stock Price” has the meaning set forth in Section 2.6(a).

“Earn Out Payment” has the meaning set forth in Section 2.6(d).

“EBITDA” means net income before interest, tax expense, depreciation and amortization of Buyer (as each term is used in accordance with GAAP). The expenses to be included in calculating EBITDA will be determined by the expenses resulting from operation of the Business, which will include, but will not be limited to, cost of goods sold, direct marketing costs, direct employee compensation and benefits, direct rent and direct telecommunication services. InPhonic’s indirect costs related to the Buyer will not be taken into account when computing the Business’ EBITDA, such as by way of example, InPhonic’s overhead, general and administrative costs, and management fees (if any). In addition, the Business will receive credit for earnings realized from wireless activations (the “Cell Phone Earnings”) through Seller’s Business Affiliates, marketing partners and affiliates, and bear the expense of direct marketing costs realized from the sale of Digital Broadcast Satellite through Buyer’s marketing partners. For purposes of EBITDA, the definition of “Cell Phone Earnings” includes the following: Revenue (meaning the sum of the following: *** — Direct Costs *** – Marketing Expenses ***). ***. By way of example, if a wireless carrier pays a $3/month residual, $36 would be added to Buyer’s EBITDA. This concept only applies to carriers currently paying residuals, or to any carrier that commences paying residuals in the future. An example of the computation of Cell Phone Earnings is attached hereto as Exhibit H. Any dispute between the Parties regarding what is an item to be included within EBITDA will be handled under the procedures set forth in Sections 2.6(c) - (e) of this Agreement. “EBITDA Statement” means either an Interim EBITDA Statement or Measuring Period EBITDA Statement.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employment Agreement” has the meaning set forth in Section 6.2(j).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, Security Interest, guaranty, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any applicable federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule or code in effect as of the Closing Date relating to pollution, the protection of the environment or the health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and successor statute thereto and the rules and regulations promulgated thereunder.

“Escrow Agent” means HSBC Bank USA, National Association.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Escrowed Stock” has the meaning set forth in Section 2.5(b).

“Estimated Earn Out Indemnity Amount” has the meaning set forth in Section 2.6(d).

“Excess Inventory” has the meaning set forth in Section 2.1(n).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means those assets set forth on Schedule 2.2 attached hereto and those items set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(e).

“First Additional Earn Out Threshold” has the meaning set forth in Section 2.6(b)(i)(B).

“First EBITDA Target” has the meaning set forth in Section 2.6(b)(i)(A).

“First Measuring Period” means the period of time from the Closing Date to the earlier to occur of (i) the end of the calendar month that Seller achieves the First Additional Earn Out Threshold (after previously obtaining the First EBITDA Target) or (ii) receipt of a Termination Notice by Buyer (only if Seller has met the First EBITDA Target) or (iii) 11:59 p.m. on April 30, 2006.

“First Tranche of Stock Consideration” has the meaning as set forth in Section 2.5(a)(ii).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, arbitrational tribunal, judicial body, administrative agency or commission or other governmental or regulatory authority, department, board, instrumentality or agency, in each case whether federal, state, county, provincial, local or foreign.

“Indemnified Person” has the meaning set forth in Section 7.3.

“Indemnity Holdback Amount” has the meaning set forth in Section 2.5(b).

“InPhonic” has the meaning set forth in the first paragraph of this Agreement.

“InPhonic Common Stock” means InPhonic’s common stock, par value $.01 per share.

“Intellectual Property” means all intellectual property that Seller or SERS owns or uses (to the extent transferable) including, but not limited to, any works of authorship, inventions

(whether patentable or not), invention disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including without limitation graphics, label and artistic designs), all United States and foreign patents and patent applications (including provisional patent applications) listed on the Seller Disclosure Schedules, including all U.S., foreign and PCT related applications continuations, continuations-in-part, divisionals, RCES, CPAs, reexaminations, reissues and the like), trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, and all patent rights listed on the Seller Disclosure Schedules, names, product designs, product packaging, business and product names and logos together in all cases with related goodwill, franchises, franchise rights, supplier, sub-contractor and customer lists, domain names, pricing and cost information, business and marketing plans and proposals and other trade secrets, schematics, technical information, technology, manufacturing and engineering information, know-how, and computer software programs or applications, source codes, object codes and tangible or intangible proprietary information or material.

“Intellectual Property Rights” has the meaning set forth in Section 3.10.

“Interim EBITDA Statement” has the meaning set forth in Section 2.6(c).

“Key Employee” has the meaning set forth in Section 5.17.

“Knowledge” means, when used with respect to Seller, the actual knowledge of the Selling Stockholder and Ziya Rahim.

“Lease Agreement” has the meaning set forth in Section 6.2(j).

“Legal Opinion” has the meaning set forth in Section 5.10.

“Liability” means any liability, Encumbrance or obligation of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, whether executory (including, without limitation, under any Contract), determined, determinable or otherwise), and whether or not such liability or obligation is required to be accrued on the financial statements.

“Material Adverse Effect” means (i) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its or his obligations under this Agreement or any Ancillary Agreement; or (ii) any event, change, condition or effect that, individually or taken together as a whole, is materially adverse to the Business, assets, liabilities, financial condition or results of operations of Seller or Buyer.

“Measuring Period EBITDA Statement” has the meaning set forth in Section 2.6(c).

“Minimum Escrow Value” has the meaning set forth in Section 2.5(b).

“Monthly EBITDA Statement” has the meaning set forth in Section 2.6(c).

“Non-Competition Agreement” has the meaning set forth in Section 5.8(a).

“Notice of Objection to Final Statement” has the meaning set forth in Section 2.6(c).

“Notice of Objection to Interim Statement” has the meaning set forth in Section 2.6(c).

“Ordinary Course of Business” means an action taken by Seller will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(a) is consistent in nature, scope and magnitude with the past customs and practices of Seller and is taken in the ordinary course of the normal day-to-day operations of Seller; and

(b) shall not have a Material Adverse Effect upon Seller, the Business, Buyer or the transactions contemplated by this Agreement.

“Owned Software” means Software as to which the source code is owned by Seller.

“Party or Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permits” means all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations) affecting the Acquired Assets and the transactions contemplated hereby.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization or other legal entity.

“Principal Employees” has the meaning set forth in Section 5.8(a).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Rebate Certificates” has the meaning set forth in Section 2.1(n).

“Receiving Party” has the meaning set forth in Section 8.1.

“Registration Notice” has the meaning set forth in Section 5.18.

“Representatives” means Buyer and Seller’s respective directors, officers, employees, Affiliates, representatives or agents as so indicated.

“Requisite Stockholder Approval” means the adoption of this Agreement and the approval of the Acquisition by Seller’s stockholders in the manner required by Seller’s Charter and Bylaws and as required under applicable law.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Additional Earn Out Threshold” has the meaning set forth in Section 2.6(b)(ii)(B).

“Second EBITDA Target” has the meaning set forth in Section 2.6(b)(ii)(A).

“Second Measuring Period” means the period of time from first day in the calendar month that follows the end of the First Measuring Period to the earlier to occur of (i) the end of the calendar month that Seller achieves the Second Additional Earn Out Threshold (after previously achieving the Second EBITDA Target) or (ii) at 11:59 p.m. on the day that is 365 days after the beginning of the Second Measuring Period.

“Second Tranche of Stock Consideration” has the meaning as set forth in Section 2.5(a)(iii).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens or (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation that secures the payment.

“Selected Employees” has the meaning set forth in Section 5.8(a).

“Seller” has the meaning as set forth in the first paragraph of this Agreement. Seller shall not refer to the Selling Stockholder under Article III or Article V if such reference is not meant to refer to or include the Selling Stockholder in the context in which “Seller” is used and the use of Seller in these Articles would be deemed for the Selling Stockholder to be in anyway representing and warranting or otherwise agreeing to convey his personal assets.

“Seller Auditor” has the meaning set forth in Section 2.5(a)(iv).

“Seller Disclosure Schedules” has the meaning set forth in the first paragraph of Article III.

“Seller Financial Statements” has the meaning set forth in Section 3.5(a).

“Seller Indemnified Persons” has the meaning set forth in Section 7.2(a).

“Seller Obligations” has the meaning set forth in Section 2.4.

“Selling Stockholder” has the meaning as set forth in the first paragraph of this Agreement.

“SERS” means Search Engine Ranking Service LLC, a single member Virginia limited liability company.

“SERS Assignment and Bill of Sale Agreement” means the Assignment and Bill of Sale Agreement by and between SERS and VMC.

“SERS Assets” has the meaning set forth in Section 2.1(a).

“Software” means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or licensed by Seller or SERS and employed in the Business.

“Stock Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Subsidiary” means, with respect to any Person, corporation, limited liability company, partnership or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, capital stock, franchise, ad valorem, value-added, excise, environmental, real property, personal property, sales, use, transfer, withholding, social security, employment, payroll, disability, unemployment and alternative or add-on minimum taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Seller or any subsidiary is liable to pay by law or otherwise.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

“Termination Notice” has the meaning set forth in Section 2.6(b).

“Third Party Intellectual Property Rights” shall mean all United States and foreign third-party patents, patent rights, patent applications, trademarks, service marks, or copyrights, and all trade secrets, schematics, technology, know-how, inventions, whether patentable or not, computer software programs or applications and tangible or intangible proprietary information or material or other intellectual property or proprietary rights owned by a third party, excluding packaged, commercially available “off the shelf” licensed software programs sold to the public, and used in the Business.

“Third Party Licenses” shall mean licenses, contracts, or other arrangements to which Seller or SERS is a party that provide rights to Seller or SERS to use any Third Party Intellectual Property Rights in the Business as it is currently conducted.

“Third Party Software” shall mean (i) Software which is licensed to Seller or SERS by third parties, regardless of whether Seller or SERS has possession of or access to the source code, (ii) Software purchased by or licensed to Seller or SERS solely for resale or sublicense to its customers, (iii) Software in which Seller or SERS has any use, possessor or proprietary rights other than as set forth in (i) and (ii) above, provided, however, that Third Party Software shall not include packaged, commercially available “off the shelf” licensed software programs sold to the public and used in the Business.

“Transferred Employees” has the meaning set forth in Section 5.8(a).

“VMC” has the meaning as set forth in the first paragraph of this Agreement.

“WARN Act” means the Workers Adjustment and Retaining Notification Act of 1988, as amended.

ARTICLE II

THE PURCHASE AND DELIVERY OF THE ACQUIRED ASSETS

2.1 The Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liabilities and Encumbrances, all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, used, held for use or usable in the Business, as the same shall exist as of the Closing Date (including without limitation the assets acquired by Seller from SERS pursuant to the SERS Assignment and Bill of Sale, which assets represent all of the SERS assets necessary and currently used in SERS’ business (including any and all Intellectual Property of SERS) (the “SERS Assets”)), other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets shall include, without limitation:

(a) all tangible personal property used in connection with the Business (which individually or in the aggregate have a value of Two Hundred Fifty Dollars ($250.00) or greater) including, without limitation, the tangible property set forth on Schedule 2.1(a);

(b) all inventory of Seller (except as set forth on Schedule 2.2(m)), including all materials and supplies, all work in process and all finished products and supplies owned and/or used in connection with the Business as set forth in Schedule 2.1(b);

(c) all rights of Seller under contracts and leases relating to the Business listed on Schedule 2.1(c) , which are all of the contracts necessary to operate the Business as presently conducted (the “Assigned Contracts”);

(d) all Permits relating to the acquisition or ownership of the Acquired Assets or the operation of the Business;

(e) all data, records, files, manuals, blueprints and other documentation related to the Acquired Assets and the operation of the Business including (i) service and warranty records; (ii) sales support and promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, shipping materials, office supplies and materials, sales and marketing files, correspondence and other similar documents and records used in the Business, whether in electronic form or otherwise; (iii) all client, customer and supplier lists and order information, telephone numbers and electronic mail addresses and the other information with respect to past, present or prospective clients, customers and suppliers; and (iv) accounting records, cost and pricing information, sales and credit records, catalogs and brochures relating to the Business, purchasing records and records relating to suppliers;

(f) all transferable Intellectual Property owned or used by Seller and assignable Third Party Licenses presently held by Seller in connection with the Acquired Assets or the Business as set forth on Schedule 2.1(f), including all goodwill associated with the trademarks, service marks, trade names, all URLs (whether owned, licensed, leased or used in the Business), including, but not limited to, those listed in Schedule 2.1(f), all key word advertising rights granted by the trademarks, service marks, trade names, and URLs (regardless of the search engine marketing company associated with such advertising), object codes and source codes (including all copies thereof and related documentation), subject to Section 2.2(m), the right to sue and collect for past, present or future infringement of the Intellectual Property, the right to create derivative works for any copyrighted works (including the right to exploit the copyrighted works for subsidiary purposes and in different media and by future methods of exploitation) and all causes of action related to the Intellectual Property;

(g) all policies and procedures, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, owned by Seller and used in connection with the Business, including, but not limited to, any files, notices or documents related to Better Business Bureau offices, Attorney General’s or other state or federal agencies related to customer complaints;

(h) all goodwill incident to the Business, to the extent assignable by Seller, including, but not limited to, the value of the name(s) associated with the Business, including, but not limited to, “VMC”, “VMC Satellite”, “VMCSatellite.com,” “Satellite.com,” “SearchEngineRankingServiceLLC.com” and “S-E-R-S.com” or any derivative thereof (the rights to which shall be assigned to Buyer as a condition to Closing), and the value of good customer relations;

(i) all computers, equipment, Software, automation systems, accounting systems, source codes and master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, owned by, or licensed to, Seller and used in the operation of the Business as set forth on Schedule 2.1(i);

(j) all prepaid expenses, deposits, claims for refunds and rights to offset associated with the Business or the Acquired Assets other than those associated with the Retained Liabilities and as set forth in Section 2.2(f);

(k) except as set forth on Schedule 2.1(k), all other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) relating to the Acquired Assets or the Business;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets prior to the Closing;

(m) except as set forth on Schedule 2.2, all rights, claims, credits, causes of action or rights of set-off of Seller against third parties relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(n) the excess inventory for the *** rebate certificates (“Rebate Certificates”) as specifically set forth on Schedule 2.1(n) (the “Excess Inventory”); and

(o) all of the SERS Assets.

This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, sublicense or assign any privilege, right or interest in any written or oral license, agreement, commitment, contract or understanding (a “Contract”) or Permit or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Seller or Buyer thereunder. If a consent of a third party which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller shall cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive Seller’s entire interest in the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Buyer of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this paragraph shall affect the liability, if any, of Seller or recourse of Buyer at law or in equity, or as provided in this Agreement, for failing to have disclosed the need for such consent or approval.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability or Encumbrance in respect thereof.

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Seller after the Closing (the “Excluded Assets”):

(a) all minute books, stock records, corporate seals, accounting and tax books, ledgers and records and other financial records relating to Seller, its Business and the Acquired Assets, provided, however, that Buyer shall have access to and have the right to receive copies of such books and records as is reasonably necessary after the Closing during regular business hours and upon reasonable notice;

(b) the shares of capital stock of Seller held in treasury;

(c) the consideration paid and to be paid to Seller pursuant to this Agreement;

(d) originals of all personnel records and other records that Seller is required by law to retain in its possession;

(e) the Contracts of Seller not designated on Schedule 2.1(c), provided such contracts are not necessary for the operation of the Business as presently conducted and Buyer has confirmed that it does not desire such Contracts (the “Excluded Contracts”);

(f) all prepaid expenses, deposits, claims for refunds and rights to offset associated with the Retained Liabilities and the security deposit under the Lease Agreement;

(g) all insurance policies and insurance benefits relating to the Retained Liabilities and other assets of Seller that are not Acquired Assets;

(h) subject to Section 2.1(j), all Accounts Receivable accrued, prior to the Closing Date, which shall include Accounts Receivable that are achieved by Seller prior to the Closing Date, but have not yet been invoiced as of the Closing Date;

(i) all rights of Seller under this Agreement and the Ancillary Agreements;

(j) all Tax Returns and Tax records of Seller pertaining to the Excluded Assets and the Retained Liabilities;

(k) all rights and interests under any of the Employee Benefit Plans;

(l) all claims for refunds of Taxes and other governmental charges of whatever nature for periods prior to the Closing Date;

(m) all rights to sue and collect for past infringement of the Intellectual Property for those matters listed on Schedule 2.2(m), and further, Buyer will execute any and all other documents that Seller or its legal counsel may request to permit Seller to successfully exercise such rights, provided, however, Seller shall not abandon any such rights without Buyer’s written consent, and, Buyer shall have the right in its sole and absolute discretion, but not the obligation, to prosecute any such matters proposed to be abandoned by Seller and to receive any proceeds related to such prosecution so assumed by Buyer;

(n) all cash and cash equivalents; and

(o) the assets specifically set forth on Schedule 2.2.

2.3 Assumption of Liabilities.

Seller shall transfer the Acquired Assets to Buyer on the Closing Date free and clear of all Liabilities and Encumbrances of any kind and Buyer shall not, by virtue of its purchase of the Acquired Assets, assume or become responsible for (A) any Seller Obligations or (B) Liabilities or Encumbrances of Seller or any other person relating to the Acquired Assets incurred prior to the Closing Date, provided, however, that, Buyer agrees to assume the Liabilities and Encumbrances arising after the Closing Date relating exclusively to the Acquired Assets or Assigned Contracts (provided Buyer receives the benefit of such Assigned Contracts), and provided, further, that such Liabilities or Encumbrances were fully disclosed by Seller to Buyer prior to the Closing Date. Notwithstanding the foregoing, Buyer does not assume and will not be bound by or be obligated or responsible for, and shall have no liability for (i) any Seller Obligations, Liabilities or Encumbrances of Seller for any periods arising prior to the Closing Date or as a result of Seller’s action or inaction prior to the Closing Date (whether or not such Seller Obligation, Liability or Encumbrance is discovered after the Closing Date but relates to a Seller Obligation, Liability or Encumbrance incurred prior to the Closing Date), or (ii) any Retained Liabilities (as defined in Section 2.4) of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Retained Liabilities.

2.4 Retained Liabilities.

Except as set forth in Section 2.3, the Liabilities, Encumbrances and all other Seller obligations, shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by Seller (the “Seller Obligations”). “Retained Liabilities” shall mean every Seller Obligation, including:

(a) any Seller Obligation arising out of or relating to products and services of Seller to the extent manufactured, sold or performed prior to the Closing Date;

(b) any Seller Obligation under any Assigned Contract assumed by Buyer which arises after the Closing Date but which arises out of or relates to any action or inaction of Seller occurring prior to the Closing Date or to any Seller breach of any Assigned Contract prior to the Closing Date;

(c) any Seller Obligation for Taxes, including (i) any Taxes arising as a result of Seller’s operation of its business or ownership of the Acquired Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement that are attributed to Seller and (iii) any deferred Taxes of any nature;

(d) any Seller Obligation under any Excluded Contract, including any Seller Obligation arising out of or relating to Seller’s credit facilities or any Security Interest related thereto;

(e) any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property prior to the Closing Date;

(f) any Seller Obligation under any Employee Benefit Plan or relating to payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees, or both;

(g) any Seller Obligation under any employment, severance, retention or termination agreement with any current or former employee of Seller or any of its Affiliates;

(h) any Seller Obligation arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(i) any Seller Obligation to any of Seller’s stockholders or Affiliates;

(j) any Seller Obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, or to any third party or otherwise;

(k) any Seller Obligation to distribute to any of Seller’s stockholders or otherwise apply all or any part of the consideration received hereunder;

(l) any Seller Obligation arising out of any legal proceeding finally adjudicated, pending or threatened as of the Closing Date, whether or not set forth in the Seller Disclosure Schedules;

(m) any Seller Obligation arising out of any legal proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

(n) any Seller Obligation arising out of or resulting from Seller’s non-compliance with any legal requirement or order of any Governmental Entity;

(o) any Seller Obligation that is a trade account payable;

(p) any Seller Obligation under this Agreement or any other document executed in connection with the transactions contemplated hereby;

(q) any Seller Obligation based upon Seller’s acts or omissions occurring after the Closing Date;

(r) any Encumbrance or Liability of SERS of any nature whether or not assumed by Seller under the SERS Assignment and Bill of Sale Agreement or otherwise existing as of the Closing Date or arising before or after of the Closing Date but related to periods prior to the Closing Date; and

(s) any Seller Obligation for chargebacks or refunds due to customers of VMC for periods prior to the Closing Date.

2.5 Consideration.

(a) The consideration to be paid by Buyer to VMC for the Acquired Assets is the sum of the following (the “Purchase Price”): (i) Three Million Nine Hundred Fifty Four Thousand Four Hundred Dollars ($3,954,400.00) in cash (the “Cash Consideration”); and (ii), subject to Section 2.5(b), 195,798 shares of InPhonic Common Stock having a value of Four Million One Hundred Thousand Dollars ($4,100,000.00) (“First Tranche of Stock Consideration”) (which number of shares was obtained by dividing (a) $4,100,000.00 by (b) $20.94); and (iii) the number of shares of InPhonic Common Stock equal to Three Million Dollars ($3,000,000.00)(which number of shares will be calculated by dividing (a) $3,000,000.00 by (b) the closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) on the Distribution Date (“Second Tranche of Stock Consideration”); and (iv) the Earn Out Payment as provided in Section 2.6; and (v) Thirty Eight Thousand Two Hundred Seventeen Dollars and 45/100 ($38,217.45) for the preparation and completion of VMC’s 2004 annual audit of VMC’s financial statements (the “Audit Fees”) performed by The Reznick Group (the “Seller Auditor”); and (vi) Three Hundred Eleven Thousand Five Hundred Twenty Three Dollars and 46/100 ($311,523.46) for the replacement and upgrade of Seller’s telecommunications systems. The First Tranche of Stock Consideration and the Second Tranche of Stock Consideration shall be collectively referred to herein as the “Stock Consideration.” The Purchase Price is being paid for the transfer, sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets, as provided herein, and in reliance on the representations and warranties, covenants and other agreements made by Seller in this Agreement.

(b) On the Closing Date, Buyer will deliver to VMC the Cash Consideration and the portion of the Purchase Price reflected in Sections 2.5(a)(v) and 2.5(a)(vi) above by wire transfer of immediately available funds to VMC. Buyer will deliver the First Tranche of Stock Consideration in certificate form in the name of the VMC within five (5) business days of the Closing Date as follows: (i) a stock certificate in the name of VMC for 171,920 shares of InPhonic Common Stock and (ii) a stock certificate in the name of VMC for 23,878 shares of InPhonic Common Stock having a value of Five Hundred Thousand Dollars ($500,000) as calculated under Section 2.5(a)(ii) above (the “Escrowed Stock”), shall be delivered by Buyer to the Escrow Agent to be held in accordance with the terms the Escrow Agreement dated as of the Closing Date by and among VMC, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”). The stock certificates evidencing the Escrowed Stock will be delivered by Buyer to the Escrow Agent within five (5) days after the Closing Date. The stock certificates in the name of Seller for the Second Tranche of Stock Consideration shall be delivered to VMC by Buyer within five (5) days of the Distribution Date.

Each Party acknowledges and agrees that all fees and expenses of the Escrow Agent shall be divided equally between Buyer and VMC and paid by each Party for the first year at Closing. All of the shares of the Escrowed Stock shall continue to be held in escrow and applied toward payment of any Damages of any Buyer Indemnified Person in accordance with Section 7.1 (the “Indemnity Holdback Amount”). Subject to the terms of the Escrow Agreement, Buyer and VMC expressly agree that the Escrow Agent shall have full authority to disburse up to the full amount of the Indemnity Holdback Amount directly to a Buyer Indemnified Person as payment for Damages in accordance with Section 7.1. If no Buyer Indemnified Person has made a claim for Damages during the two (2) year period after the Closing Date, or if the aggregate amount of all claims for Damages is less than the Indemnity Holdback Amount, then the Escrow Agent will be directed to disburse to Seller the Indemnity Holdback Amount, or any remaining portion thereof after any payment for Damages.

(c) The Escrow Agreement will provide, among other things, that upon the one (1) year anniversary of the Closing Date, provided that the Indemnity Holdback Amount has an aggregate market value in excess of *** Dollars ($***) (the “Minimum Escrow Value”) (calculated by multiplying the number of then held shares of InPhonic Common Stock held by the closing market price as reported on the NASDAQ Stock Market on April 26, 2006), then after taking into account any amounts claimed by or paid to a Buyer Indemnified Person or any estimated amount of Damages as reasonably determined by the Parties, the number of shares of Escrowed Stock in excess of the Minimum Escrow Value shall be returned by the Escrow Agent to Seller (as provided below), with any fractional share(s) remaining as Escrowed Stock. If one or more stock certificates representing the Escrow Shares will need to be reissued for the Escrow Agent to deliver shares of InPhonic Common Stock to VMC as provided in the preceding

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sentence, then each of VMC and Buyer will cooperate with the Escrow Agent and InPhonic’s transfer agent to have new stock certificates issued for such purpose and comply with each of their obligations under the Escrow Agreement. However, if the aggregate market value of the Indemnity Holdback Amount is below the Minimum Escrow Value on April 26, 2006, then Seller shall deposit with the Escrow Agent by May 5, 2006 such amount of cash or shares of InPhonic Common Stock (as valued on April 26, 2006) to cause the value of the Indemnity Holdback Amount to be at least the Minimum Escrow Value. If the amount of Damages estimated, paid to or claimed by a Buyer Indemnified Person is greater than the Minimum Escrow Value, then no distribution shall be made to VMC upon the one (1) year anniversary, even if the amount of such Damages is less than the total value of the Escrowed Stock. The Escrow Agreement will also provide, that, if no Buyer Indemnified Person has made a claim for Damages upon the two (2) year anniversary of the Closing Date, then the balance of the Indemnity Holdback Amount (less any estimated amount of Damages or actual amount of Damages claimed by or paid to any Buyer Indemnified Person), if any, held by the Escrow Agent at that time will be released and distributed to VMC. The Buyer and Seller shall equally share the costs of the Escrow Agent to hold the Escrow Stock and both agree to timely pay, beginning with the first payment at the Closing and for each year thereafter, the fees charged by the Escrow Agent as provided under the Escrow Agreement.

(d) The Earn Out Payment portion of the Purchase Price reflected in Section 2.5(a)(iv) will be delivered by Buyer to VMC when due and payable in accordance with the terms of Section 2.6. Shares of InPhonic Common Stock to be received by Seller as Stock Consideration, including, without limitation the Escrowed Shares, shall be adjusted as may be necessary for any stock split, stock dividend or reclassification of InPhonic Common Stock

2.6 Earn Out Payment.

(a) In accordance with this Section 2.6, Seller will be entitled to receive, as an earn out payment, in an amount not to exceed Five Million Fifty Thousand Dollars ($5,050,000.00) in cash (the “Earn Out Cash”) and an amount not to exceed 334,288 shares of InPhonic Common Stock having a value of Seven Million Dollars ($7,000,000.00) (the “Earn Out Stock”) (which number of shares was obtained by dividing (a) $7,000,000.00 by (b) $20.94 (the “Earn Out Stock Price”)) (together, the Earn Out Cash and Earn Out Stock, shall be collectively referred to as the “Earn Out Payment”). In accordance with Section 2.6(b), Seller’s receipt of any of the Earn Out Payment shall be based upon Seller’s achieving certain EBITDA targets for the First Measuring Period and the Second Measuring Period, except where there are indemnity claims by Buyer for the earned portion of the Earn Out Payment, if any or as otherwise provided under Section 5.17. Shares of InPhonic Common Stock that may be received by Seller as Earn Out Stock shall be adjusted as may be necessary for any stock split, stock dividend or reclassification of InPhonic Common Stock.

(b) Seller shall be entitled to receive up to the full amount of the Earn Out Payments in such amounts set forth in (i) and (ii) below, upon Buyer achieving the specified performance goals for EBITDA during the First Measuring Period and the Second Measuring Period as follows:

(i)	A. If Buyer achieves EBITDA of at least *** Dollars ($***) (the “First EBITDA Target”) for the First Measuring Period, then Seller shall receive *** Dollars ($***) of the Earn Out Cash and *** shares in Earn Out Stock (such number of shares to have a value of *** Dollars ($***) at the Earn Out Stock Price); and

B. If Buyer achieves EBITDA of *** Dollars ($***) (the “First Additional Earn Out Threshold”) during the First Measuring Period, then Seller shall receive an additional *** shares of Earn Out Stock (such number of shares to have a value of *** Dollars ($***) at the Earn Out Stock Price); and

(ii)	A. If Buyer achieves EBITDA of at least *** Dollars ($***) (the “Second EBITDA Target”) for the Second Measuring Period, then Seller shall receive *** Dollars ($***) of the Earn Out Cash and *** shares in Earn Out Stock (such number of shares to have a value of *** Dollars ($***) at the Earn Out Stock Price); and

B. If Buyer achieves EBITDA of *** Dollars ($***) (the “Second Additional Earn Out Threshold”) during the Second Measuring Period, then Seller shall receive an additional *** shares of Earn Out Stock (such number of shares to have a value of *** Dollars ($***) at the Earn Out Stock Price).

For purposes of Section 2.6(b)(i)(A) and subject to Section 5.17, if Buyer does not achieve at least *** percent (***%) of the First EBITDA Target for the First Measuring Period, then Seller shall not be entitled to receive any Earn Out Payment for the First Measuring Period. If Buyer achieves greater than *** percent (***%) of the First EBITDA Target, but less than *** percent (***%) of the First EBITDA Target for the First Measuring Period, then, nonetheless, Seller shall be entitled to a percentage of Earn Out Cash and Earn Out Stock as set forth in Section 2.6(b)(i)(A) equal to the percentage of EBITDA achieved during the First Measuring Period so that, by way of example, if Buyer achieved *** percent (***%) of the First EBITDA Target, then Seller would be entitled to *** percent (***%) of the Earn Out Payment for the First Measuring Period, which would be $*** and *** shares of Earn Out Stock. To be entitled to the Earn Out Cash and Earn Out Stock for the First Additional Earn Out Threshold, Buyer must achieve the full amount of the First Additional Earn Out Threshold during the First Measuring Period. If Buyer does not achieve at least *** percent (***%) of the Second EBITDA Target for the Second Measuring Period, then Seller shall not be entitled to receive any Earn Out Payment for the Second Measuring Period. If Buyer achieves greater than *** percent (***%) of the Second EBITDA Target, but less than *** percent (***%) of the Second EBITDA Target for the Second Measuring Period, then, nonetheless, Seller shall be entitled to a percentage of Earn Out

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Cash and Earn Out Stock as set forth in Section 2.6(b)(ii)(A) equal to the percentage of EBITDA achieved during the Second Measuring Period so that, by way of example, if Buyer achieved *** percent (***%) of the Second EBITDA Target, then Seller would be entitled to ***-percent (***%) of the Earn Out Payment for the Second Measuring Period, which would be $*** and *** shares of Earn Out Stock. To be entitled to the Earn Out Cash and Earn Out Stock for the Second Additional Earn Out Threshold, Buyer must achieve the full amount of the Second Additional Earn Out Threshold during the Second Measuring Period. This paragraph expressly does not apply to Section 2.6(b)(i)(B) or Section 2.6(b)(ii)(B).

In addition, for purposes of the First Measuring Period only, ***, only after Buyer has achieved the First EBITDA Target, ***. Seller acknowledges and agrees that Seller will not be eligible for the Earn Out Payments for the First Additional Earn Out Threshold under Section 2.6(b)(i)(B) if the ***.

(c) Buyer shall cause to be prepared and delivered to Seller a statement setting forth the EBITDA achieved by Buyer for each calendar month during the applicable measuring periods (the “Monthly EBITDA Statement”). If Seller reasonably determines based upon the Monthly EBITDA Statements that Buyer has achieved the First EBITDA Target *** and/or the Second EBITDA Target ***, then in each case Seller may provide written notice to Buyer claiming that the First EBITDA Target and/or the Second EBITDA Target has been achieved ***. Buyer shall then have twenty (20) days from receipt of Seller’s written notice to prepare and deliver an interim EBITDA Statement (“Interim EBITDA Statement”) for those calendar months that Seller claims that it has achieved the First EBITDA Target and/or the Second EBITDA Target. If, within ten (10) days following receipt of the Interim EBITDA Statement, Buyer has not received written notice of Seller’s objection to the Interim EBITDA Statement (which objection notice must contain a reasonable statement of the basis of Seller’s objection) (the “Notice of Objection to Interim Statement”), then the Interim EBITDA Statement shall be deemed accepted by Seller and will be used to determine whether Seller is entitled to any Earn Out Cash and Earn Out Stock for the First EBITDA Target and/or Second EBITDA Target to which the Interim EBITDA Statement relates. Except as provided in Sections 2.6(d), 2.6(e) or 5.17, Buyer will deliver to Seller the amount of Earn Out Cash and Earn Out Stock due and payable for the First EBITDA Target and/or the Second EBITDA Target, if earned by Seller during the applicable measuring period as provided in this Section 2.6, within ten (10) days after the expiration of the period of time in which Seller may object to the Interim EBITDA Statements. However, if Seller provides the Notice of Objection to Interim Statement to Buyer, Seller and Buyer will have ten (10) days to resolve the dispute in good faith among them. If Seller and Buyer have not resolved their dispute within such ten (10) day period, then Seller and Buyer shall resolve their dispute in accordance with the Section 2.6(e) below.

Earn Out Payments for the First EBITDA Target and the Second EBITDA Target paid by Buyer to Seller prior to expiration of the applicable measuring period, as provided in this paragraph, shall be subject to review and downward adjustment as may be necessary to conform to the EBITDA calculations set forth in the Measuring Period EBITDA Statement. Any downward adjustment will first be applied against any Earn Out Payment that Seller is or may

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become entitled to receive under Section 2.6, and if Seller is not entitled to any additional Earn Out Payment, then Seller will deliver to Buyer a cash payment equal to the amount of the downward adjustment within fifteen (15) days of receiving the Measuring Period EBITDA Statement that reflects any such downward adjustment in EBITDA earned during the applicable measuring period. Any dispute arising out of any adjustment to Earn Out Payments shall be resolved in accordance with the dispute procedures for Measuring Period EBITDA Statements in the paragraph below.

If the First EBITDA Target and/or the Second EBITDA Target are not achieved prior to the expiration of the applicable measuring period, then on or before the forty-fifth (45th) day following the end of each of the First Measuring Period and the Second Measuring Period, respectively and after review by KPMG or such other accounting firm of Buyer applying procedures for annual or quarterly review of Buyer financial statements as applicable, Buyer shall cause to be prepared and delivered to Seller a statement setting forth the EBITDA achieved by Buyer during the applicable measuring period (the “Measuring Period EBITDA Statement”). The Measuring Period EBITDA Statement will also set forth the amount, if any, of the Earn Out Cash and Earn Out Stock due to Seller as provided in Section 2.6(b). If, within fifteen (15) days following receipt of the Measuring Period EBITDA Statement, Buyer has not received written notice of Seller’s objection to the Measuring Period EBITDA Statement (which objection notice must contain a reasonable statement of the basis of Seller’s objection) (the “Notice of Objection to Final Statement”), then the Measuring Period EBITDA Statement shall be deemed accepted by Seller and will be used to determine whether Seller is entitled to any Earn Out Cash and Earn Out Stock for the measuring period to which the Measuring Period EBITDA Statement relates. Except as provided in Section 2.6(d), 2.6(e) or Section 5.17, Buyer will deliver to Seller the amount of Earn Out Cash and Earn Out Stock due and payable for the First Measuring Period and the Second Measuring Period, if earned by Seller during the applicable measuring period as provided in this Section 2.6, within ten (10) days after the expiration of the period of time in which Seller may object to the Measuring Period EBITDA Statement. However, if Seller provides the Notice of Objection to Final Statement to Buyer, Seller and Buyer will have ten (10) days to resolve the dispute in good faith among them. If Seller and Buyer have not resolved their dispute within such ten (10) day period, then Seller and Buyer shall resolve their dispute in accordance with the Section 2.6(e) below.

(d) Seller agrees that if it becomes entitled to receive any Earn Out Payment as provided in Section 2.6(b) or Section 5.17, but a Buyer Indemnified Person has notified Seller of any claim or demand which the Buyer Indemnified Person reasonably has determined has given or reasonably could give rise to a right of indemnification under this Agreement, which amount the Buyer Indemnified Person shall deliver in writing to Seller (the “Estimated Earn Out Indemnity Amount”), then that portion (up to the entire amount) of the Earn Out Payment needed to satisfy the Estimated Earn Out Indemnity Amount, shall be applied toward, or reserved against, payment of any Damages of any Buyer Indemnified Person in accordance with Section 7.1 (the “Earn Out Indemnity Amount”). Buyer shall pay or deliver, in equal proportions of Earn Out Stock and Earn Out Cash, the excess (if any) of the Earn Out Payment as provided in Section 2.6(b) less the Estimated Earn Out Indemnity Amount. Notwithstanding the provisions of Section 2.6(a), (b) and (c) and Section 5.17, Seller will have no right to receive any amounts paid to any Buyer Indemnified Person from the Earn Out Indemnity Amount as provided in the preceding sentence. If no Buyer Indemnified Person has made a claim for Damages during the two-year period after the Closing Date and no dispute has arisen, (as provided in Section 2.6(e)), then the remaining Earn Out Indemnity Amount, if any, shall be delivered to Seller but only if the Earn Out Payment was earned by Seller in accordance with this Section 2.6.

(e) “Dispute Procedures” if, after Notice of Objection to Final Statement is received relating to the EBITDA Statement or any dispute arises under Section 2.5 or this Section 2.6, and Seller and Buyer cannot resolve their disputes, Buyer and Seller shall, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Earnout Out Payment payable. If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause E&Y (the “Accounting Referee”) to audit the EBITDA Statement in dispute, provided E&Y consents to perform as the Accounting Referee and its costs to provide such services are not materially higher than KPMG, as jointly determined by the Parties. If E&Y fails to consent or the Parties agree the costs are materially higher than KPMG’s costs, Seller’s Auditor shall become the Accounting Referee for purposes of this Agreement, provided however, if Seller’s Auditor fails to agree to serve as the Accounting Referee, then a mutually agreed accounting firm to serve as Accounting Referee will be selected by the Parties. The Accounting Referee shall review this Agreement and the disputed items or amounts for the purpose of calculating Earn Out Payment payable for such Measuring Period (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the applicable EBITDA Statement and Seller’s calculation of the Earn Out Payment payable as to which Seller has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. Buyer and Seller shall, and shall cause their respective representatives to, cooperate and assist in such review conducted by the Accounting Referee, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel. The cost of such review and report shall be borne *** by ***.

2.7 Change and Use of Name.

Concurrently with the Closing, Seller shall take all actions required to enable Buyer to have a perpetual, exclusive right, title, interest, ownership and use of the trademarks, service marks and trade names as set forth in Section 2.1(f) and any derivative or combination thereof that it may elect, and Seller shall make no further use of any of such names.

2.8 Further Action.

At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall promptly execute and deliver such instruments of sale, transfer,

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conveyance, assignment and confirmation, and take such action, and provide such advice, as Buyer may request to more effectively transfer, convey and assign to Buyer, and to confirm and perfect Buyer’s title to, all of the Acquired Assets, to put Buyer in actual possession and operating control thereof and all rights with respect thereto and to carry out the purpose and intent of this Agreement. Seller agrees to cause the Seller Auditor to assist and cooperate with Buyer, InPhonic and their independent auditor relating to Seller Financial Statements or the Business and to provide InPhonic or Buyer with any consents that may be necessary for InPhonic or Buyer to comply with the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder.

2.9 Purchase Price Allocation.

Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate. *** Buyer and Seller (and their Affiliates) shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare execute, file and deliver all such documents, forms and other information as Buyer may request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise), which is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Acquisition, Seller hereby represents and warrants to Buyer, as of the date hereof, that, except as set forth in the Disclosure Schedules provided by Seller (the “Seller Disclosure Schedules”) attached hereto and incorporated herein by reference, the statements contained in this Article III are true and correct.

3.1 Organization, Qualification and Corporate Power.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Seller. Schedule 3.1 sets forth each jurisdiction in which Seller has qualified to do business together with any state or other similar identification number. Seller has the power and authority to carry on the Business and to own and use the properties and assets owned and used by it. Seller has furnished or made available to Buyer the Bylaws and Charter. Seller is not in default under or in violation of any provision of its Charter or Bylaws, each as amended to date and through the Closing Date.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.2 Authorization of Transaction.

Seller has the right, power and authority to execute and deliver this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby), to fully perform its obligations hereunder and consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. No other corporate proceedings by or on behalf of Seller will be necessary to authorize this Agreement or to carry out of the transactions contemplated hereby. Seller has obtained the Requisite Stockholder Approvals to authorize and approve the Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3 Noncontravention.

Except as set forth on Schedule 3.3, neither the execution, delivery or performance of this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby) by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, including delivery of the Acquired Assets or the assignments and assumptions referred to in Article II herein, will (a) conflict with or violate any provision of the Charter or Bylaws; (b) require on the part of Seller any filing with, or any Permit, authorization, consent or approval of, any Person or Governmental Entity (except for recordation in the case of Intellectual Property); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Seller or SERS is a party or by which Seller or SERS or any of their respective assets or properties are bound or subject, including, without limitation, the Acquired Assets; (d) cause Buyer to become subject to or become liable for payment of any Tax; (e) result in the imposition of any Encumbrance upon any of the Acquired Assets or the Business; (f) violate any material order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Seller or SERS or any of the Acquired Assets; or (g) result in any of Seller’s stockholders having the right to exercise dissenter’s rights of appraisal.

3.4 Subsidiaries.

Seller does not have any direct or indirect Subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization. There are no Liabilities or Encumbrances that exist between Seller and SERS or any Affiliate that relate to the Acquired Assets.

3.5 Seller Financial Statements.

(a) Attached as Schedule 3.5(a) is the audited balance sheet and statement of operations, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2004 and an unaudited balance sheet and statement of operations, changes in stockholders equity and cash flows for the quarter ending March 31, 2005. Such financial statements (collectively, the “Seller Financial Statements”) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller.

(b) Seller has assets sufficient to discharge all of its debts and is capable of timely discharge of its debts as they come due.

(c) The transactions contemplated hereby will not render Seller insolvent or subject Seller to any voluntary or involuntary proceedings seeking liquidation, reorganization or other relief under any bankruptcy or other similar law now or hereafter in effect, or cause Seller to seek the appointment of a trustee, receiver, liquidator or custodian of it or any part of its property.

(d) Attached under Schedule 3.5(d) are copies of all letters from Seller’s auditors to Seller’s board of directors, executive officers or the audit committee during the past 36 months, together with copies of all responses thereto.

3.6 Undisclosed Liabilities.

To Seller’s Knowledge, neither Seller nor any former Subsidiary of Seller has any Liability of any nature except for (a) Liabilities accrued or reserved against on Seller Financial Statements, (b) Liabilities which have arisen since December 31, 2004, in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller.

3.7 Tax Matters.

(a) Seller has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file with the appropriate Governmental Entities in all jurisdictions in which such returns are required to be filed, except where the failure to timely file (taking into account extension of time to file) all Tax Returns would not have a Material Adverse Effect on Seller. All such Tax Returns accurately and correctly reflect the Taxes of Seller for the periods covered thereby and are complete in all material respects. All Taxes owed by Seller, or for which Seller may be liable (whether or not shown on any Tax Return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller is eligible and has properly made all necessary filings to be treated as a “Subchapter S” corporation, and such status is currently effective. Seller has never been a “Subchapter C” corporation, for federal, state, and local tax purposes. There are no Security Interests on any of the Acquired Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax (other than statutory liens for current Taxes not yet due which shall remain the responsibility of Seller).

(b) Seller has timely filed (taking into account extensions of time to file) all Tax Returns and has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to timely file (taking into account extensions of time to file) or the failure to withhold or collect and pay or deposit such Taxes would not have a Material Adverse Effect on Seller.

(c) Neither Seller nor any of its directors, officers, or stockholders (or employees responsible for Tax matters) expects any Governmental Entity to assess any additional Taxes on Seller for any period for which Tax Returns of Seller have been filed, and, to Seller’s Knowledge, there exists no basis for any such assessment. There is no dispute or claim concerning any Liability relating to Taxes of Seller either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Seller or any of its directors, officers or stockholders (or employees responsible for Tax matters) has Knowledge. Seller has delivered to Buyer correct and complete copies of examination reports, and statements of deficiencies assessed against or agreed to by Seller since inception of Seller. No examination or audit of any Tax Return of Seller by any Governmental Entity is currently in progress or threatened with respect to sales, use, excise, real property, payroll, withholding or similar Taxes.

(d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Seller (i) did not, as of the date of the end of Seller’s most recent fiscal year, exceed the reserve for Liabilities for Taxes of Seller (without taking into account any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Seller balance sheet set forth in the Seller Financial Statements (rather than in any notes thereto) and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.

(f) No taxing authority has raised any issues with respect to Taxes that might result in the issuance of a notice of deficiency or similar notice of intention to assess Seller for Taxes by any taxing authority and Seller does not have any reason to expect any such notices.

3.8 Assets.

Seller has good, valid and marketable title to the Acquired Assets. Except as set forth on Schedule 3.8, no Acquired Asset is subject to any Liability or Encumbrance or restrictions on transfer of any kind. The Acquired Assets are in good repair and operating condition for their current use, ordinary wear and tear excepted. Except as set forth on Schedule 3.8, upon consummation of the transactions contemplated herein, Buyer will have acquired good, valid, marketable and exclusive title in and to the Acquired Assets free and clear of all Liabilities and Encumbrances, or third-party interest of any nature whatsoever, other than those that may be created by Buyer.

3.9 Owned Real Property.

Seller does not own any real property.

3.10 Intellectual Property.

Schedule 3.10 lists a true and complete list of all Intellectual Property presently owned and Third Party Licenses presently held by Seller (including, without limitation, the SERS Assets) or necessary for the conduct of the Business (as conducted as of the Closing Date) (such Intellectual Property and Third Party Licenses, collectively, the “Intellectual Property Rights”). Except as set forth on Schedule 3.10, Seller owns, or has the sole and exclusive right to use, reproduce, prepare derivative works based upon, distribute, perform, display, sell, offer to sell, license, sublicense and otherwise exploit its Intellectual Property Rights. To Seller’s Knowledge, the Intellectual Property Rights are free and clear of all Encumbrances, except for those restrictions set forth in Third Party Licenses. The Intellectual Property Rights will be conveyed by Seller to Buyer free and clear of all Encumbrances, except as set forth on Schedule 3.10. To Seller’s Knowledge, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property Rights or the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of commercially available “off the shelf” products sold to the public. To Seller’s Knowledge, it has not violated and, to Seller’s Knowledge, it is not violating any Third Party Intellectual Property Right. Except as set forth on Schedule 2.2(m) or Schedule 3.10, Seller has no Knowledge of any misappropriation, violation, or defect in, or in the title to, any of any Intellectual Property Rights. No person or entity (including, without limitation, any (i) current or former employee of Seller or (ii) prior employer of any current or former employee of Seller) has or will have any right, title or interest in any Intellectual Property of Seller. Seller does not use, nor does Seller believe it will be necessary to use, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Seller. Any and all source codes or object codes of Seller have been delivered to Buyer at the Closing and shall thereafter be the only copy(ies) of the source code and/or object codes in existence after the Closing Date and, to Seller’s Knowledge, no other copies (archived, reverse engineered or otherwise), derivatives or related source codes or object codes shall exist. Neither Seller nor any third party shall have any right, title or interest, whatsoever, to any Seller source code or object code of Seller after the Closing Date.

3.11 Real Property Leases.

Schedule 3.11 lists all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases. All such leases and subleases are legal, valid, binding and enforceable and in full force and effect with respect to Seller and, to Seller’s Knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto. To Seller’s Knowledge, all leases and subleases will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and no consent of any party to the transactions contemplated thereby is required to assign any lease or sublease to Buyer other than such consents that shall be obtained on or before the Closing Date and which are as set forth on Schedule 3.11. Seller is not in material breach or default (and does not anticipate being in material breach or default after Closing) under any lease or sublease, and, to Seller’s Knowledge, no other party thereto is in material breach or default, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the lease or sublease. Seller is not a party to any oral contract, agreement, guaranty or other arrangement relating to real property.

3.12 Contracts.

Seller has delivered to Buyer a correct and complete copy of each Assigned Contract and all related agreements, schedules, exhibits and other documentation relating to the Assigned Contracts (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)), as amended to date, listed in Schedule 3.12. To Seller’s Knowledge, with respect to each Assigned Contract: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to Seller and the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and, except as set forth on Schedule 3.12, does not require the consent of any party to the transactions contemplated thereby (unless such arrangement is to be terminated at Closing as provided herein or contemplated hereby) and (iii) Seller is not in material breach or default (and does not anticipate being in material breach or default after Closing), and no other party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written agreement. Seller is not a party to any oral contract, agreement or other arrangement. Seller has received all necessary consents with respect to all Assigned Contracts, including without limitation, the consents required with respect to each Assigned Contract with EchoStar Communications and Seller represents and warrants that each such Assigned Contract has been validly and legally assigned to Buyer.

3.13 Insurance.

Schedule 3.13 lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements), insurance carrier and amount of coverages per event and in the aggregate to which Seller is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year that relates to the Acquired Assets. Schedule 3.13 lists each person or entity required to be listed as an additional insured under each such policy. To Seller’s Knowledge, each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect through the Closing.

Seller is not in material breach or default, and does not anticipate being in material breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration, under such policy and Seller has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Seller has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.14 Litigation.

(a) Except as set forth on Schedule 3.14(a), there are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions or any other judicial or administrative mandates; (ii) claims, complaints, actions, suits, investigations, hearings or other proceedings, or (iii) claims, complaints, actions, suits, investigations, hearings or other proceedings of any Governmental Entity or before any arbitrator; to which Seller or any current or former Subsidiary of Seller, or any of their respective officers, directors, employees or agents of Seller or any current or former Subsidiary (in such person’s capacity as an officer, director, employee or agent of Seller and not personally) is or was (for the three years prior to and including the date hereof) a party or is threatened in writing to be made a party or known to be contemplated.

(b) There are no agreements or other documents or instruments settling or proposed to settle any claim, complaint, action, suit, investigation, hearing or other proceeding against Seller or any other current or former Subsidiary of Seller that has or would have a Material Adverse Effect on the Business, Seller and/or the Acquired Assets.

3.15 Employees.

A written list of all employees of Seller, along with the position and the current annual rate of compensation (including, without limitation, wages, salaries, commissions, bonuses, vacation, medical and welfare benefits) of each such person is attached hereto as Schedule 3.15. Except as set forth on Schedule 3.15, Seller does not contribute to any Employee Benefit Plans. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Seller. Seller is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller. There are no pending claims against Seller under any workers compensation plan or policy or for long term disability. Premiums for COBRA coverage with respect to any former employees or beneficiaries are paid by the former employees or beneficiaries. To Seller’s Knowledge, all employees and consultants hired by Seller have been and are in full compliance with the applicable United States immigration and naturalization laws, including, without limitation, the Immigration and Nationality Act. Seller has all necessary and required documentation (e.g. I-9s) for all employees and consultants, including the Transferred Employee, except where the failure to have such necessary and required documentation would not have a Material Adverse Effect. No legal proceedings, hearing or investigations have been completed in the last five years of any employees of Seller or are currently pending, or, to the Knowledge of Seller, are threatened by any Governmental Entity that in any way relate to any United States immigration or other applicable law, rule or regulation. There are no proceedings pending or threatened, between Seller and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Seller. Seller has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with Seller. Seller has fully paid all payroll through the Closing Date or Seller will have made provision for payment of payroll due as of the Closing Date.

3.16 Legal Compliance; Restrictions on Business Activities.

Seller and the conduct and operations of the Business are in compliance in all material respects with each law (including rules, regulations and requirements thereunder) of any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Seller or the Business, unless such non-compliance would not have a Material Adverse Effect on Seller. There is no agreement, judgment, injunction, order or decree binding upon Seller which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Business as currently conducted by Seller.

3.17 Permits.

Schedule 3.17 of Seller Disclosure Schedules sets forth a list of all Permits issued to or held by Seller. Such listed Permits are the only Permits that are required for Seller to conduct the Business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Seller. No Permit has been revoked or otherwise lost by Seller that was maintained by Seller and is necessary to conduct the Business. To Seller’s Knowledge, each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Schedule 3.17, each such Permit will continue in full force and effect following the Closing.

3.18 Brokers’ Fees.

Seller has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement.

3.19 Accounts Receivable.

All of the Accounts Receivable were derived from goods delivered or services rendered to non-Affiliated third parties, and constitute only bona fide valid claims against debtors for sales and other charges. Except as set forth on Schedule 3.19, none of Seller’s Accounts Receivable is subject to discount except for normal cash and immaterial trade discounts and is collectible in the Ordinary Course of Business subject to ordinary reserves. Seller has not received and does not expect to receive any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of Seller’s Accounts Receivable. The value at which reserves are carried reflect the reserve valuation policy of Seller, which is consistent with and in accordance with GAAP applied on a consistent basis.

3.20 Software.

Schedule 3.20 sets forth an accurate, correct and complete list and summary description of (a) all material Software and identifies specifically Third Party Software, (b) any other material Software employed in the Business which is not Owned Software or Third Party Software, other than so called “shrink wrap” Software which is not a component of the Software licensed or sold to Seller customers, (c) in each case, whether the particular component of Software is employed in the Software licensed or sold by Seller to its customers and (d) all Software development projects undertaken within the past two years with persons other than employees, together with an identification of the persons undertaking such projects.

3.21 Customers, Suppliers and Advertisers.

Schedule 3.21 attached hereto sets forth Seller’s material Business Affiliates, suppliers and advertisers. Except as set forth on Schedule 3.21, there are no material outstanding disputes with any Business Affiliate, supplier or advertiser of the Business, and no Business Affiliate, supplier or advertiser has given notice that it will not do business with (or that it will materially reduce its business with) Seller in the future, or with Buyer following the consummation of the transactions contemplated hereby. For purposes of this Section 3.21, “Business Affiliate(s)” shall mean those entities which are authorized by Seller to use its website to refer customers who may be interested in purchasing satellite products and services of Seller for which Seller will pay commission. As of the Closing Date, the marketing agreements with those entities on Schedule 3.21 are assignable without consent of any Person, except as noted on Schedule 3.21. As of the Closing Date, Seller will assign its rights under such agreements to Buyer.

3.22 Environmental Matters.

Except for any matter that would not reasonably be expected to have a Material Adverse Effect: (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no legal proceeding or action is pending or, to the Knowledge of Seller, threatened against Seller, in each case which is unresolved, with respect to any matters arising out of any Environmental Law and relate to Seller, the assets, properties or Business; and (b) Seller is in compliance with all Environmental Laws, and possesses and is in compliance with all material permits, authorizations and licenses required for its current operations under applicable Environmental Laws.

3.23 Inventory.

Schedule 3.23 sets forth a complete and detailed list of Seller’s inventory as of April 20, 2005. Seller’s inventory is carried on the Seller Financial Statements and is valued and reported in a manner consistent with Seller’s past practices, and in accordance with GAAP, consistently applied. The inventory of the Business is of a quantity that is substantially consistent with the normal patterns of the Business. There have been no reductions or increases in Seller’s inventory since December 31, 2004, except in the Ordinary Course of Business. The inventory set forth on Schedule 3.23 is fit and sufficient for the purpose for the operation of the Business or, if applicable, for the operation of SERS business as each are presently conducted. The Excess Inventory acquired by Buyer or the Rebate Certificates are all transferable to Buyer and all of them are in full force and effect and collectible and none of the Rebate Certificates will expire for a period of at least one year after the Closing Date.

3.24 Returns.

Except as set forth on Schedule 3.24, since January 1, 2004, Seller has not had any of its products related to the Business returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems or any other return that is not material, and Seller has no Knowledge of any pending material warranty claims for such products, any right to return such products in material quantities or other material Liability relating to returns.

3.25 Product Warranty.

Except as set forth on Schedule 3.25, each product sold, leased or delivered by Seller was at the time of sale, lease or delivery by Seller in material conformity with all applicable contractual commitments and all express and implied warranties, Seller does not have any liability as of the date hereof for replacement or repair thereof or other damages in connection therewith, and no product sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.

3.26 Product Liability.

Except as set forth on Schedule 3.26, to Seller’s Knowledge, Seller does not have any material liability as of the date hereof arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller.

3.27 Customer Coupon Liability.

Seller has no material obligations or Liabilities with respect to any coupon or other rebate program or for the refund or chargeback of any certificate revenue.

3.28 Related Party Transactions.

Except as set forth on Schedule 3.28, no Affiliate of Seller has, or since December 31, 2003 has had, any Contract, material business arrangement or business relationship with the Business, and no Affiliate of Seller owns, or since December 31, 2003 has owned, any material asset or property used in the Business, including, without limitation, any customer, supplier, competitor or potential competitor or lessor.

3.29 Restrictions on Business Activities.

Except as set forth on Schedule 3.29, there is no agreement, judgment, injunction, order or decree binding upon Seller or its properties or assets (including, without limitation, its Intellectual Property) which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property or assets by Seller or the conduct of the Business, including any exclusive distribution or licensing agreements.

3.30 Investment Intent.

Seller understands and acknowledges and agrees and represents that: (a) it is an “accredited investor” as defined under Regulation D of the Securities Act; (b) Seller must bear the economic risk of its receipt of the Earn Out Stock (if any); (c) Seller will be acquiring the Stock Consideration and the Earn Out Stock (if any), for Seller’s own account for investment only, and not with a view towards their distribution; (d) the shares of the Stock Consideration and the Earn Out Stock are restricted shares, have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving a public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available; (e) Seller is fully aware and assumes the risk that the Stock Consideration and the Earn Out Stock (if any) being delivered to Seller is priced based upon a fixed value formula set forth in Section 2.5(a) and Section 2.6, respectively and, consequently, the number of shares of InPhonic Common Stock that Seller will receive is numerically fixed as of the Closing Date and, as a result, the value of the Stock Consideration and the Earn Out Stock may increase or decrease as the market price increases or decreases and Seller is fully aware that these changes in market price may either increase or decrease the value of the InPhonic Common Stock and the overall value of the Acquisition; (f) Seller fully understands and is aware that there is no assurance of any return on the Stock Consideration or the Earn Out Stock; (g) Seller has made its own investment decision about the Stock Consideration and the Earn Out Stock; (h) Seller is not relying upon any non public information, including any information relating to valuation or projections, provided by InPhonic or Buyer or otherwise in making its decision to enter into this Agreement and receive the Stock Consideration and the Earn Out Stock (if any); (i) Seller acknowledges and is aware that actual results may vary from those anticipated or implied in any forecast or projection and there is no assurance of actual results; (h) Seller has been advised and is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of restricted securities purchased in a private offering subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about InPhonic, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations under Rule 144; (i) Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Stock Consideration and the Earn Out Stock (if any), under the circumstances, in the amounts or at the times Seller might propose; and (j) the certificate(s) representing the Stock Consideration and Earn Out Stock, if issued to Seller, shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS

AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

Such shares shall also be subject to a “stop order” with InPhonic’s stock registrar and transfer agent.

Notwithstanding the foregoing, Seller shall not sell, transfer or otherwise distribute the Stock Consideration and the Earn Out Stock (if any) for a period of one (1) year from the date the Stock Consideration and Earn Out Stock, if any, is received by Seller, except where such shares are registered or otherwise exempt pursuant to an exemption under the Securities Act with an opinion of counsel reasonably satisfactory to InPhonic and its legal counsel. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Stock Consideration or the Earn Out Stock, and Seller does not have any present plans to enter into any such contract, undertaking, agreement or arrangement. Seller has had an opportunity to discuss Buyer’s and InPhonic’s business, management and financial affairs with directors, officers and management of Buyer and InPhonic and has had the opportunity to review their operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from, InPhonic and its management regarding the Stock Consideration and the Earn Out Stock.

3.31 Acquisition of SERS Assets and Dissolution of SERS

(a) Seller has good, valid and marketable title to the all of the SERS Assets. Except as set forth on Schedule 3.31, no SERS Asset is subject to any Liability or Encumbrance or restrictions on transfer of any kind. The SERS Assets are in good repair and operating condition for their current use, ordinary wear and tear excepted and are all assets necessary for operation of SERS business. Except as set forth on Schedule 3.31, upon consummation of the transactions contemplated by the SERS Assignment and Bill of Sale Agreement, Buyer will have acquired good, valid, marketable and exclusive title in and to the SERS Assets free and clear of all Liabilities and Encumbrances, or third-party interest of any nature whatsoever, other than those that may be created by Buyer. Any Liabilities or Encumbrances listed on Schedule 3.31, shall remain the responsibility of Seller to pay and discharge.

(b) Seller represents that SERS, formerly an Affiliate of Seller, has been, or shall within sixty (60) days after Closing be, legally and validly dissolved in full compliance with all applicable requirements under federal, state and local law required for SERS to terminate its existence. All Liabilities and Encumbrances of SERS have been satisfied in full and there are no Liabilities, Encumbrances, legal proceedings or other obligations of SERS.

3.32 Disclosure.

Seller recognizes that Buyer is basing its decision to consummate the acquisition of the Acquired Assets in reliance upon Seller’s representations and warranties, Seller Financial Statements, covenants and information in Seller Disclosure Schedules. No representation or warranty by Seller contained in this Agreement or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate this transaction, Buyer and InPhonic severally hereby represent and warrant to Seller that, as of the date hereof, that except as set forth in the Disclosure Schedules of Buyer (the “Buyer Disclosure Schedules”) attached hereto and incorporated herein by reference, the statements contained in this Article IV are true and correct.

4.1 Organization, Qualification and Corporate Power.

Each of Buyer and InPhonic is a limited liability company and corporation, respectively, duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Buyer and InPhonic are duly qualified to conduct its business and is in corporate good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its respective properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer. Buyer and InPhonic have the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction.

Each of Buyer and InPhonic has the corporate power and authority to execute and deliver this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby) and to fully perform its obligations as set forth hereunder and to consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the performance by Buyer and InPhonic of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and InPhonic and, assuming the due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer and InPhonic, enforceable against Buyer and InPhonic in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 Subsidiaries.

Except as set forth in Schedule 4.3, Buyer does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. Buyer is not a participant in any joint venture, partnership or similar arrangement.

4.4 Title to Properties and Assets; Liens, Etc.

Except as set forth in Schedule 4.4, Buyer has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Buyer, and (c) those that have otherwise arisen in the ordinary course. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Buyer in their respective businesses are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Buyer is in compliance with all material terms of each lease to which each is a party or is otherwise bound.

4.5 Compliance with Other Instruments.

Neither Buyer nor InPhonic is in violation or default of any term of Buyer’s Charter or InPhonic’s Certificate of Incorporation or By-Laws. Neither Buyer or InPhonic is in violation of any material term of any mortgage, indenture, contract, agreement, instrument or contract to which each is party or by which each are bound or of any judgment, decree, order, or writ. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Stock Consideration or the Earn Out Stock will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such material term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer or InPhonic or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Buyer or InPhonic, or its business or operations or any of its assets or properties.

4.6 Compliance with Law.

No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Stock Consideration and Earn Out Stock, if any, by Buyer or InPhonic, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing as will be filed in a timely manner. Buyer and InPhonic have all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted, the lack of which could have a Material Adverse Effect on its business, properties, prospects or financial condition. If necessary, Buyer or InPhonic believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.7 Shares and Corporate Documents.

The Stock Consideration and the Earn Out Stock, if any, to be issued hereunder have been duly authorized and when issued will be valid and legally issued, fully paid and nonassessable, free and clear of Encumbrances, and not in violation of any preemptive or similar rights or any applicable securities laws.

ARTICLE V

COVENANTS

5.1 Best Efforts.

Each Party shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2 Notices and Consents.

Each of Buyer and Seller shall use its respective best efforts to obtain, at its respective expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be reasonably required by or with respect to Buyer or Seller, respectively, in connection with the transactions contemplated by this Agreement.

5.3 Notice of Breaches.

Seller shall promptly deliver to Buyer written notice of any event or development of which Seller is aware and that would (a) render any statement, representation or warranty of Seller in this Agreement (including the Seller Disclosure Schedules) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any agreement or covenant in this Agreement applicable to such party. Buyer shall promptly deliver to Seller written notice of any event or development of which Buyer is aware and that would (i) render any statement, representation or warranty of Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Buyer of, or a failure by Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

5.4 Seller’s Consent.

Seller covenants that it will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions it has under any employment, non-compete or other arrangements with any of Seller’s former employees who are to be Transferred Employees after the Closing.

5.5 Public Announcements.

Except as provided in Section 8.1 (second paragraph), neither Seller nor any agent or Affiliate of Seller shall make any public statements, including, without limitation, any press releases or other public disclosure, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

5.6 Transition of Assets and Liabilities.

Seller agrees to provide reasonable assistance to Buyer, at Buyer’s expense (except if such assistance is necessary because of Seller’s failure to perform hereunder) in the transition of the Acquired Assets and the Transferred Employees to Buyer pursuant to the terms and conditions of this Agreement.

5.7 Payment of all Taxes and Other Retained Liabilities.

(a) Each Party shall pay in a timely manner all Taxes, fees and charges imposed upon it that arise from or are incurred by reason of, resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.

(b) Except as indicated on Schedule 5.7(b)(i), Seller shall pay, or make adequate provision for the payment, in full of all of its Retained Liabilities as of the Closing Date, which shall include, but not be limited to, Seller Obligations set forth on Schedule 5.7(b)(ii).

5.8 Seller Employees.

(a) Offers of Employment.

As of the Closing Date, Buyer shall make offers of employment to each of the key management employees of Seller listed on Schedule 5.8(a)(i) who is employed by Seller on such date (the “Selected Employees”). Such offers will include the requirement that such employees execute the Assignment of Invention, NonDisclosure and NonCompetition Agreement (the “Non-Competition Agreement”), in substantially the form attached as Exhibit C, as well as such agreements or complete such other activities as any new employee of Buyer would be required to execute or complete. Seller shall use its reasonable efforts to enable Buyer to hire such Selected Employees. Two of Seller’s employees listed on Schedule 5.8(a)(ii) (the “Principal Employees”) shall be offered employment agreements, in substantially the form attached as Exhibit D, and such employment agreements shall have a term of two (2) years. The salary to be offered to each such Principal Employee shall be commensurate with the other executives and management employees of Buyer in substantially similar positions and responsibilities as the position to be filled by such Selected Employee. Any incentive compensation of any Principal Employee shall be mutually agreed upon between Buyer and each Principal Employee. Such offers will include the requirement that such Principal Employees also execute the Non-Competition Agreement, in substantially the form attached hereto as Exhibit C, as well as execute such agreements or complete such other activities as any new employee of Buyer would be required to execute or complete. Seller shall use its best efforts to enable Buyer to hire such Selected Employees. Selected Employees and Principal Employees who accept Buyer’s offer of employment shall be referred to as “Transferred Employees.” Seller shall be responsible for (i) any claims, liabilities or obligations arising, accrued or incurred on or prior to the Closing Date under applicable law under Seller’s Employee Benefit Plans, Seller’s worker’s compensation, unemployment and disability arrangements, employment or severance agreements, any stock option or other equity based, bonus, incentive or deferred compensation or severance plan or arrangement, (ii) any liability for wage payments, severance payments and worker’s compensation, unemployment and disability insurance arrangements with respect to employees of Seller and their dependents who are not Transferred Employees, (iii) the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of COBRA for all employees of the Business and their dependents who are not Transferred Employees and (iv) any fines, penalties or payments required under the WARN Act, if applicable, for all employees of the Business and their dependents who are not Transferred Employees. Buyer shall use its reasonable efforts to ensure that any Transferred Employee shall become eligible to participate in Buyer’s Employee Benefit Plans or programs available for comparably situated employees and such Transferred Employee shall receive vacation in accordance with the Vacation and Other Leave Policy.

(b) No Continuing Obligation.

Nothing herein shall be construed or interpreted to impose on Buyer any obligation for the continuation of employment of any Transferred Employee for any period of time following the Closing or limitation on its ability to modify any compensation or benefits provided to any Transferred Employee beyond the terms of their Employment Agreement.

(c) Seller Liability for Equity Compensation.

Seller shall retain liability for all grants of rights to purchase shares of Seller’s stock as well as grants of restricted stock, restricted units and any other equity or equity-based awards under the equity-based plans and programs of Seller that were granted prior to the Closing to the employees of Seller or any other Person in accordance with the terms of the plans and programs under which such grants were made.

5.9 Employee Benefits.

(a) Schedule 5.9 lists each Employee Benefit Plan that Seller or any of its Subsidiaries maintains, to which Seller or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which Seller or any of its Subsidiaries has any liability or potential liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, except where the failure to maintain, fund, or administer such Employee Benefit Plan could not reasonably be expected to have a Material Adverse Effect.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan, except where the failure to timely file and/or distribute any of the foregoing could not reasonably be expected to have a Material Adverse Effect. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate, which is an Employee Welfare Benefit Plan subject to COBRA, except where such failure could not reasonably be expected to have a Material Adverse Effect on Seller.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Seller’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(v) There have been no prohibited transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate,

except where the occurrence of such Prohibited Transaction could not reasonably be expected to have a Material Adverse Effect on Seller. To Seller’s Knowledge, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller or any director or officer (or employee with responsibility for employee benefits matters) of Seller or Subsidiaries, threatened. Neither the Selling Stockholder nor the directors and officers (or employee with responsibility for employee benefits matters) of Seller or any Subsidiary has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(b) Neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §(3(5)). No asset of Seller or any of its Subsidiaries is subject to any Encumbrance under ERISA or the Code.

5.10 Restrictions on Seller Dissolution and Distribution.

Seller shall not dissolve or make any sale, distribution or transfer of the Stock Consideration or the Earn Out Stock received pursuant to this Agreement, until (i) Seller’s making payment or other provision reasonable acceptable to Buyer regarding all of the Retained Liabilities and (ii) the expiration of one (1) year from the date the Stock Consideration or Earn Out Stock is received by Seller, unless (iii) such shares are registered or Seller first obtains a legal opinion from a nationally recognized and accredited law firm (the “Legal Opinion”), acceptable to Buyer and its legal counsel, that includes the following opinions, that such sale, distribution or transfer of the Stock Consideration and/or Earn out Stock: (i) will not violate InPhonic’s exemption relied upon under the Securities Act to issue the Stock Consideration and the Earn Out Stock, if any, to Seller; (ii) is being completed in compliance with the applicable federal and state securities laws; and (iii) will be legally and validly made pursuant to an exemption under the Securities Act and applicable state securities laws.

5.11 Continuation of Seller’s Operations Post-Closing.

(a) Seller agrees to continue to fully perform and provide all such services required under and shall remain in compliance with the Excluded Contracts after the Closing Date and, agree that the services will be provided at the same level or greater level as may be required under those Excluded Contracts. Seller shall also make full and timely payment of all Retained Liabilities.

(b) The Principal Employees agree that each will sign the Seller Auditor representation letter prepared with respect to the audit of the Seller Financial Statements for the period ended December 31, 2004 and will cooperate with the Seller Auditor in the preparation of such audit. Failure of either Principal Employee to sign the representation letter referenced in the preceding sentence shall be a material breach of this Agreement.

5.12 Payment of Buyer Fees and Expenses Relating to Bankruptcy.

In the event that either Seller or any of its Affiliates or Subsidiaries either voluntarily or involuntarily enters into bankruptcy proceedings at any time and the Acquired Assets or other transactions contemplated by this Agreement become the subject of such bankruptcy proceeding and Buyer is required to file any petition or otherwise appear to defend this Agreement and the transactions contemplated hereby, then Seller shall pay when due any and all Damages, including, withdrawal limits, legal fees, relating to Buyer’s defense of this Agreement or the transactions contemplated hereby in such bankruptcy proceeding, including all applicable appeals.

5.13 Corporate Name.

As soon as practicable, and in any event not more than 30 days following the Closing, Seller shall take all actions necessary to change its name to a name that does not contain the words “VMC,” “VMC Satellite” “Dish”, “Satellite” or “Satellite.com” and is not similar to or subject to confusion with its present name or any name used by it.

5.14 Noncompetition.

(a) Except as contemplated in Section 2.6, during the period commencing on the Closing Date and ending on the fourth anniversary thereof, VMC or any of its Affiliates (excluding the Principal Employees) or related companies (which includes, without limitation, SERS), shall not, directly or indirectly through any Subsidiary, Affiliate, successor entity, partnership, joint venture or agent, for its own account or as an owner, stockholder (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act, operator, manager, advisor or consultant of or to any Person: (i) participate or engage in, or otherwise lend assistance (financial, strategic or otherwise) to any Person participating or engaged in the Business in any jurisdiction in which the Business was conducted on the Closing Date or otherwise offer, market, sell, activate or distribute any wireless device, products, services or satellite products or services over the Internet or offline, including by way of example through retail stores; (ii) the Internet distribution of any Internet, offline or retail services or products that were actively pursued by Seller or (iii) employ, engage or seek to employ or engage any individual who at, prior to or after the Closing Date had been an employee of VMC or is an employee of Buyer or InPhonic after the Closing Date.

(b) The Parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.14. It is the intention of the Parties hereto that the provisions of this

Section 5.14 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability of any provisions of this Section 5.14 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.14. Accordingly, if at the time of enforcement of any provision of this Section 5.14 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable law.

5.15 Delivery of Customer Information.

Seller has provided all documentation, lists, files (electronic or paper) and other information relating to orders and customers of Seller, whether in the past or current or currently contemplated. Seller agrees that the documentation, lists, files and other information relating to orders and customers of Seller shall be as of and after the Closing Date the sole property of Buyer, and in acknowledgement of this, neither Seller nor, to Seller’s Knowledge, will any other Person have retained or will retain any copies of any documents, lists, files and/or other information relating to orders and customers of Seller or any other information prepared using such information.

5.16 Seller Customer Refunds.

Seller shall fully and timely pay all certificate refunds and chargebacks owed to any customer in accordance with Seller’s certificate or customer retention policy and satisfy all obligations with respect to any customer as they come due in the Ordinary Course of Business. After the Closing Date, Seller shall permit Buyer and Buyer’s Representatives to have access, upon reasonable notice, to Seller financial and accounting records, contracts, other records and documents pertaining to the payment of refunds to consumers and the satisfaction of Seller’s obligations with respect to customers as provided in the preceding sentence, subject to compliance with applicable confidentiality obligations of Buyer.

5.17 Management of Buyer.

In the event that either: (1) Buyer or InPhonic terminates (A) both Principal Employees or (B) *** of the key employees set forth in Schedule 5.17 (“Key Employees”) for other than cause (as such term may be defined under an applicable employment agreement) during the period from the Closing Date to the end of the Second Measuring Period (other than because of prorata reductions in force throughout Buyer ’s employees or as otherwise provided in this paragraph) or (2) Buyer or InPhonic does not operate Buyer as an independent division, in a manner consistent with other divisions, operating within the InPhonic group of companies or fails to provide such division the resources reasonably necessary for the operation of the Business as presently conducted as of the Closing Date, then upon either (1) or (2) of this Section 5.17 occurring,

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Seller shall be entitled to receive from Buyer up to the amount of the Earn Out Payments as set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) that Seller has not yet been paid and which Seller might have become eligible to receive during an unexpired measuring period (the “Acceleration Payment”). By way of example, if either of (1) or (2) occurs during the Second Measuring Period, and Seller did not receive any Earn Out Payments during the First Measuring Period, then Seller would only be entitled to receive the Earn Out Payments for the Second Measuring Period (not those Seller did not achieve in the First Measuring Period) and only to the extent that the Earn Out Payments during the Second Measuring Period have not yet been paid by Buyer to Seller under the terms of Section 2.6. The Parties agree that the Acceleration Payment that Seller may receive under this Section 5.17 shall not under any circumstances result in Seller receiving payments in excess of the aggregate of the Earn Out Payments under Section 2.6(a). For purposes of (1)(B) above, InPhonic or Buyer shall have the option to seek to replace *** of the Key Employees who are terminated other than for cause (not Principal Employees who are also Key Employees) with employees or consultants possessing equivalent experience and expertise in a reasonable period of time, and upon finding such replacement(s) such event would not be deemed to trigger the Acceleration Payment.

Buyer’s obligation to deliver the Acceleration Payment under (1) above expressly will not apply in the event that any of the following occur: (a) the Key Employee does not accept employment with Buyer, (b) a Principal Employee and/or Key Employee voluntarily terminates employment with Buyer or is otherwise terminated by any Principal Employee with or without cause, (c) a Principal Employee and/or Key Employee is terminated for cause, (d) a Principal Employee and/or Key Employee is employed by a subsidiary or Affiliate of Buyer as a result of a corporate restructuring or reorganization, provided such shift in employment is applicable to similarly-situated senior executive personnel, or (e) a Principal Employee and/or Key Employee is no longer employed due to death or disability. Any Earn Out Payments that become payable to Seller pursuant to this Section 5.17 will be subject to the terms and conditions of the Section 2.6(d) and Section 2.6(e). Any dispute arising under this Section 5.17 between the Parties, shall be resolved through the Arbitration Procedures set forth in Section 2.6(e).

5.18 Seller Stock Consideration Resale.

For a period of one year after the Closing Date, Buyer agrees to use its best efforts to cause InPhonic to include: (1) up to the number of shares of InPhonic Common Stock of Seller received in the Second Tranche of Stock Consideration having a market value of Three Million Dollars ($3,000,000) (which number of shares will be calculated by dividing (a) $3,000,000.00 by (b) the closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) on the date the Registration Notice is delivered by InPhonic) and (2) up to the number of shares of InPhonic Common Stock received by VMC in the first tranche of Stock Consideration having a market value of Two Million Dollars ($2,000,000) (which number of shares will be calculated by dividing (a) $2,000,000 by (b) the closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) on the date the Registration Notice is delivered by InPhonic) any registration statement filed by InPhonic after the Closing, except to the extent such inclusion will conflict with existing contractual obligations of InPhonic as of the date such registration statement is contemplated, including without limitation the Seventh Amended and Restated Investor Rights Agreement. Buyer will notify Seller of the proposed filing of any such registration statement during such one year period at least 10 days prior to the anticipated date of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

filing with the SEC (“Registration Notice”). The information about the filing of any such registration statement is material non-public information, until such information is filed with the SEC, and subject to Seller’s obligations under Section 8.1. The ability of Seller to include shares of Stock Consideration in a registration statement of InPhonic shall be subject to Seller’s obligations under this Agreement, including Sections 3.30 and 5.10, any applicable underwriter’s reduction of shares held by existing stockholders eligible to be included in a registration statement or the terms of the Seventh Amended and Restated Investor Rights Agreement or InPhonic’s decision, in its sole discretion, not to continue with any such registration statement. Seller agrees to execute and deliver such other agreements as may be reasonably requested by InPhonic or an underwriter in connection with the registration of such shares. In addition, if requested by InPhonic or an underwriter, Seller agrees to provide, within five (5) days of such request, such information as may be required by InPhonic or such underwriter in connection with the completion of any public offering of InPhonic securities pursuant to a registration statement filed under the Securities Act.

5.19 Seller Post Closing Actions

(a) As soon as practicable, but in no event more than ten (10) days after the Closing Date, Seller shall take all actions and to do all things necessary and reasonable to obtain new dealer codes for Buyer and to assign all of its keyword advertising accounts to Buyer.

(b) After the Closing Date, until one year thereafter, the Selling Stockholder shall be responsible for and use commercially reasonable efforts to exchange, on behalf of Buyer, the Rebate Certificates having an aggregate value of at least Three Hundred Twenty-Nine Thousand Four Hundred Dollars ($329,400.00) for new rebate certificates for use by Buyer that have at least the same aggregate dollar value and such new rebate certificates may be used by Buyer in the ordinary course of its business. If the Selling Stockholder is unable to exchange the Rebate Certificates acquired by Buyer for new certificates having an equivalent aggregate dollar value during the one year period after the Closing Date, then the Selling Stockholder shall pay to Buyer within five (5) days after the expiration of the one year period, the cash amount equal to the difference of (i) Three Hundred Twenty Nine Thousand Four Hundred Dollars ($329,400.00) less (ii) the dollar value of the Rebate Certificates that the Selling Stockholder was able to exchange for new rebate certificates that were able to be issued by Buyer in the ordinary course of its business during the one year period.

ARTICLE VI

THE CLOSING

6.1 Time and Place.

The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices Patton Boggs LLP, 2550 M Street, NW, Washington, D.C. 20037. The date on which the Closing takes place is referred to herein as the “Closing Date.”

6.2 Closing Deliveries of Seller.

At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) an executed Bill of Sale and Assignment of Contract Rights substantially in the form attached hereto as Exhibit A;

(b) executed the instruments of sale, conveyance, assignment and transfer (including, without limitation, Intellectual Property transfer documents), in form and substance reasonably satisfactory to Buyer, as Buyer shall reasonably request, to convey, transfer and assign to, and vest in, Buyer good, record and marketable title to the Acquired Assets, free and clear of all Liabilities and Encumbrances, in substantially the forms attached hereto as Exhibit B;

(c) copies of Seller’s current customer list, marketing materials, brochures and other printed materials as they relate to the Acquired Assets;

(d) executed Non-Competition Agreement from Seller employees listed on Schedule 5.8(a) in substantially the form attached hereto as Exhibit C;

(e) an executed legal opinion of Seller’s legal counsel, that contains the opinions as set forth in the form attached hereto as Exhibit E;

(f) copies of any contracts, files, data and documents pertaining to the Acquired Assets;

(g) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2;

(h) all UCC filings to terminate all financing statements relating to the Acquired Assets;

(i) evidence of the assignment of the lease agreement, for the property located at 10205 Colvin Run Road, Great Falls, Virginia 22066 (the “Lease Agreement”);

(j) executed employment agreements between InPhonic and the Principal Employees (“Employment Agreements”) in substantially the form attached hereto as Exhibit D;

(k) an executed Escrow Agreement, in substantially the form attached as Exhibit F;

(l) true and complete copies of all national, provincial, municipal and local income, franchise, property and other Tax Returns filed by Seller with respect to the Acquired Assets for the last three (3) fiscal years;

(m) an executed SERS Assignment and Bill of Sale and any and all other ancillary documents, agreements and assignments necessary to complete the sale, transfer and assignment of the SERS Assets;

(n) a duly executed certificate of the corporate secretary of Seller, certifying (i) that the Charter as in effect on the date hereof remains in full force and effect and has not been amended or superseded; (ii) that the Bylaws as in effect on the date hereof remain in full force and effect and have not been amended or superseded; (iii) that the resolutions of the Board of Directors of Seller authorizing (a) the SERS Assignment and Bill of Sale Agreement and the transactions contemplated thereby are in full force and effect and have not been amended and (b) this Agreement and the transactions contemplated hereby are in force and effect and have not been amended; (iv) to the evidence of and the receipt of the Requisite Stockholder Approval; and (v) to the incumbency of the officers of Seller executing this Agreement or any Ancillary Documents;

(o) copies of such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request to convey good and marketable title to the Acquired Assets to Buyer free and clear of any Liability, Encumbrance or other right, except as expressly set forth in this Agreement;

(p) an executed assignment of the EchoStar Retailer Agreement to Buyer and such additional third party consents as contemplated herein;

(q) an executed Trademark License Agreement from EchoStar to Buyer licensing certain trademarks of EchoStar in connection with the EchoStar Retailer Agreement (assigned to Buyer);

(r) an executed Assignment and Assumption Agreement by and between VMC and Buyer entered into in connection with the assignment of the EchoStar Retailer Agreement;

(s) delivery of the cash amount of *** Dollars ($***) to Buyer *** related to the upgrades to Seller’s telecommunication system;

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(t) evidence from Seller that Seller’s legal and accounting fees have been paid in full or wire instructions to permit Buyer to pay any outstanding legal or accounting fees from the Purchase Price; and

(u) copies of such other instruments of assumption as Buyer and its legal counsel reasonably may request.

6.3 Closing Deliveries of Buyer.

At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) the Cash Consideration and the Stock Consideration (expressly not including any Earn Out Payment);

(b) an executed Bill of Sale and Assignment of Contract Rights substantially in the form attached hereto as Exhibit A;

(c) executed Employment Agreements between InPhonic and the Principal Employees, in substantially the form attached as Exhibit D;

(d) an executed Escrow Agreement, in substantially the form attached as Exhibit F;

(e) an executed Assignment and Assumption Agreement dated by and between VMC and Buyer entered into in connection with the assignment of the EchoStar Retailer Agreement;

(f) an executed guaranty of InPhonic entered into in connection with the assignment of the EchoStar Retailer Agreement;

(g) an executed Trademark License Agreement from EchoStar to Buyer licensing certain trademarks of EchoStar in connection with the EchoStar Retailer Agreement (assigned to Buyer);

(h) an executed legal opinion of Buyer’s legal counsel, that contains the opinions as set forth in the form attached hereto as Exhibit G;

(i) a duly executed certificate of the corporate secretary of Buyer, certifying (i) that Buyer’s Charter as in effect on the date hereof remains in full force and effect and has not been amended or superseded, (ii) that the resolutions of the sole Member of Buyer authorizing this Agreement and the transactions contemplated hereby are in force and effect and have not been amended, and (iii) to the incumbency of the authorized officers of Buyer executing this Agreement or any Ancillary Documents; and

(j) copies of such other instruments of assumption as Seller and its counsel reasonably may request.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller.

(a) Seller shall indemnify, defend, save and keep Buyer, its successors and assigns and its stockholders, directors, officers, Affiliates, representatives and employees (“Buyer Indemnified Persons”), harmless against and from all Damages sustained or incurred by any of the foregoing Buyer Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Seller herein, in the Ancillary Agreements, the Seller Disclosure Schedules (or supplement thereto) or in any certificate, exhibit or schedule delivered to Buyer in connection herewith, (ii) any breach of any covenant or obligation to be performed hereunder by Seller; (iii) any lien, charge, Liability, Encumbrance or Seller Obligation not otherwise assumed by Buyer; (iv) any third party claim arising from the Acquired Assets, the Assigned Contracts or the transactions contemplated by this Agreement (relating to periods and events occurring prior to the Closing Date but regardless of when such claim is made); (v) any court, administrative or bankruptcy proceeding involving Seller or otherwise relating to this Agreement; (vi) fraud or willful misconduct of Seller and its directors, officers, Affiliates, representatives and employees in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; or (vi) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of the transactions contemplated hereunder.

(b) As soon as practicable after obtaining knowledge thereof, any Buyer Indemnified Person shall notify Seller of any claim or demand which the Buyer Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Buyer Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Buyer Indemnified Person and if Seller acknowledges in writing its obligations to indemnify and hold harmless under this Section 7.1, Seller shall have the right to employ such counsel that is reasonably acceptable to Buyer to defend any such claim or demand asserted against the Buyer Indemnified Person. The Buyer Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that if the Buyer Indemnified Person bears a greater risk of loss than Seller, the Buyer Indemnified Person shall control the defense of said claim or demand.

(c) The Buyer Indemnified Person shall make available to Seller or its representatives all records and other materials required for use in contesting any claim or demand asserted by a third party against any Buyer Indemnified Person. Whether or not Seller so elects to defend any such claim or demand, the Buyer Indemnified Person shall not have any obligation to defend any such claim or demand and the Buyer Indemnified Person shall not waive any rights it may have against Seller under this Section 7.1 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Buyer Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

(d) The indemnification obligations of Seller shall survive until the second anniversary of the Closing Date with the exception of any claims relating to breaches of representations and warranties that Seller had Knowledge of at any time prior to the Closing Date, intentional breach of a covenant, gross negligence, fraud, willful misconduct, claims related to Environmental Laws, Liabilities and Encumbrances related to Seller Taxes or Intellectual Property infringement issues, which shall survive until expiration of the applicable statutory periods; provided, however, that Seller indemnification obligations hereunder shall survive with respect to any claim asserted by a Buyer Indemnified Person prior to expiration of the applicable indemnification period as provided herein.

(e) There shall be no liability for Seller under this Section 7.1, unless the amount of Damages incurred by a Buyer Indemnified Person exceeds *** Dollars ($***) in the aggregate (the “Deductible Amount”). The Deductible Amount is recoverable along with all other amounts for Damages by a Buyer Indemnified Person. Seller’s liability to a Buyer Indemnified Person under this Section 7.1 shall be limited to the aggregate amount of *** Dollars ($***) (the “Cap”), other than Damages that result from any claims relating to breaches of representations and warranties that Seller had Knowledge of at any time prior to the Closing Date, intentional breach of a covenant, gross negligence, fraud, willful misconduct, claims related to Environmental Laws, Liabilities and Encumbrances related to Seller Taxes or Intellectual Property infringement issues, whereupon the Cap shall not apply and the Buyer Indemnified Person may seek all additional remedies available at law or in equity. Buyer, in its sole discretion, has the right, but not the obligation, to set off and deduct from the Indemnity Holdback Amount and any Earn Out Payment that is otherwise payable the amount of any Damages incurred by any Buyer Indemnified Person.

7.2 Indemnification by Buyer.

(a) Buyer and InPhonic shall jointly and severally indemnify, defend, save and keep Seller, its successors and assigns and its stockholders, directors, officers, Affiliates, representatives and employees (“Seller Indemnified Persons”), harmless against and from all Damages sustained or incurred by any of the foregoing Seller Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Buyer or InPhonic herein, in the Ancillary Agreements, the Buyer Disclosure Schedules or in any certificate, exhibit or schedule delivered to Buyer in connection herewith; (ii) any breach of any covenant or obligation to be performed hereunder by Buyer or InPhonic; (iii) any third party claim arising from the Acquired Assets, the Assigned Contracts, or the transactions contemplated by this Agreement (relating to events occurring after to the Closing Date); (iv) any court, administrative or bankruptcy proceeding involving Buyer or InPhonic or otherwise relating to this Agreement; or (v) fraud or willful misconduct of Buyer or InPhonic.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) As soon as practicable after obtaining Knowledge thereof, any Seller Indemnified Person shall notify Buyer of any claim or demand which the Seller Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Seller Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Seller Indemnified Person and if Buyer acknowledges in writing its obligations to indemnify and hold harmless under this Section 7.2, Buyer shall have the right to employ such counsel that is reasonably acceptable to Seller to defend any such claim or demand asserted against the Seller Indemnified Person. The Seller Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that if the Seller Indemnified Person bears a greater risk of loss than Buyer, the Seller Indemnified Person shall control the defense of said claim or demand.

(c) The Seller Indemnified Person shall make available to Buyer or its representatives all records and other materials required for use in contesting any claim or demand asserted by a third party against any Seller Indemnified Person. Whether or not Buyer so elects to defend any such claim or demand, the Seller Indemnified Person shall not have any obligation to defend any such claim or demand and the Seller Indemnified Person shall not waive any rights it may have against Buyer under this Section 7.2 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Seller Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

(d) Buyer and InPhonic’s indemnification obligations under this Agreement survive until the second anniversary of the Closing Date with the exception of any claims relating to the following: (i) delivery of the Earn Out Payments in the Second Measuring Period, in which case the indemnification obligations shall survive until the earlier to occur of: (A) Seller’s receipt of Earn Out Payment with respect to the Second Measuring Period; or (B) the Parties’ determination that Seller is not to receive any Earn Out Payment with respect to Second Measuring Period; or (ii) Seller’s post Closing obligation or Liability to Echostar Satellite L.L.C. under that certain Assignment and Assumption Agreement by and between VMC, as “Assignor,” and Buyer, as “Assignee” (the “EchoStar Assignment”) in which case the indemnification obligations shall survive until VMC has no obligations under the EchoStar Assignment.

(e) There shall be no liability for Buyer or InPhonic under this Section 7.2, unless the amount of Damages incurred by a Seller Indemnified Person exceeds the Deductible Amount. The Deductible Amount is recoverable along with all other amounts for Damages by a Seller Indemnified Person. Buyer’s and InPhonic’s collective liability to a Seller Indemnified Person under this Section 7.2 shall be limited to $*** in the aggregate, other than Damages that result from failure to pay the Purchase Price, fraud or intentional misconduct, whereupon the Seller Indemnified Person may seek all additional remedies available at law or in equity.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.3 Net Indemnity Payments.

Any amounts payable under Sections 7.1 or 7.2 may be treated by Buyer and Seller as an adjustment to the Purchase Price, and shall be calculated after giving effect to (a) any proceeds actually received from insurance policies covering the Damages that is the subject to the claim for indemnity as provided in this Agreement and (b) the actual realized Tax benefit to the Buyer Indemnified Person or the Seller Indemnified Person, as the case may be (the “Indemnified Person”), resulting from the Damages that is the subject of the indemnity; provided that to the extent that any Tax benefit is realized in a Tax year other than the year in which the indemnity is paid, then the Indemnified Person shall make a payment to the Person who earlier made the indemnity payment in the amount of such realized Tax benefit in the year in which it is realized. Neither of the Parties shall have any obligation to submit a claim under any insurance policy held by such Party for Damages. For purposes of this Section 7.3, an actual realized Tax benefit is an actual reduction in taxes payable or a refund of Taxes previously paid.

ARTICLE VIII

MISCELLANEOUS

8.1 Confidentiality, Press Releases and Announcements.

Neither the Selling Stockholder nor any Party hereto shall (nor permit its Representatives to), directly or indirectly: (a) make any disclosure to a third party other than the Parties relating to any matter contemplated by this Agreement; or (b) disclose to a third party other than the Parties any information received from another Party or its Representatives in connection with the Acquisition, including without limitation, information received during a Party’s due diligence investigation (such party receiving such information, the “Receiving Party” and such party disclosing such information, the “Disclosing Party”); except as required by law or judicial or administrative processes. Information will not be subject to the provisions of this Section 8.1 which (x) is or becomes publicly available other than as a result of a breach by the Receiving Party; (y) is or becomes available on a non-confidential basis from a source which is not prohibited by contract or law from disclosing such information to the Receiving Party; or (z) was known by the Receiving Party prior to the disclosure thereof by the Disclosing Party other than by means that would be a violation of this Section 8.1 had it been in effect at the time of disclosure. Seller agrees that it will not sell or distribute (except to its stockholders as permitted by this Agreement) any of the Stock Consideration or the Earn Out Stock or purchase any InPhonic capital stock, until all material non-public information about InPhonic and/or Buyer known to Seller becomes public. Seller agrees that it shall cause any permitted transferee to agree not to sell or distribute any of the Stock Consideration or the Earn Out Stock or purchase any InPhonic capital stock, as long such permitted transferee was in possession of such material non-public information. The Parties acknowledge and agree that any breach of this Section 8.1 by a Party would cause irreparable harm to the other Party hereto and that, in such event, such other Party shall have the right, among other things, to preliminary and injunctive relief, in addition to any other relief to which such other Party may be entitled. In the event that the Acquisition is not consummated, the Receiving Party shall promptly return all such written information provided by the Disclosing Party or its Representatives and destroy any copies or notes derived therefrom.

The Parties agree and acknowledge that this Agreement will be disclosed in compliance with InPhonic’s and/or Buyer’s obligations under either the Securities Act or the Exchange Act.

8.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3 Entire Agreement.

This Agreement, the Schedules, the Exhibits, the Ancillary Agreements, the documents and instruments and other agreements among the Parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof. If Seller discloses an item on a Schedule, then the disclosed item shall be deemed to have been disclosed on another Schedule as long as the other Schedule contains a reasonable cross-reference to the Schedule containing the disclosed item.

8.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Buyer may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Seller.

8.5 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

If to Seller and/or Selling Stockholder:

VMC Satellite, Inc.

10205 Colvin Run Road

Great Falls, Virginia 22066

Attention: ***

Facsimile: ***

With a copy to:

Odin, Feldman & Pittleman, PC

9302 Lee Highway, Suite 1100

Fairfax, Virginia 22031

Attention: ***

Facsimile: ***

If to Buyer:

CAIS Acquisition II, LLC

1010 Wisconsin Avenue, NW, Suite 600

Washington, DC 20007

Attention: ***

Facsimile: ***

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037

Attention: ***

Facsimile: ***

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws principally that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the Parties only in the United States District Court for the *** and if the Parties do not have standing for such federal court, then to the *** courts located in *** and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.8 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights to indemnification, reimbursement or other remedy hereunder arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant. In addition, waiver of any condition based on the accuracy of any representation or warranty, or on performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based or such representations, warranties, covenants and obligations.

8.9 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.10 No Joint Venture.

This Agreement expressly does not create or evidence a partnership or joint venture between Buyer and Seller.

8.11 Expenses.

All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by each respective Party in connection with this Agreement and the transactions contemplated hereby shall be paid by each such respective Party.

8.12 Specific Performance.

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

8.13 Other Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.14 Survival of Covenants.

Notwithstanding any other provision of this Agreement, the covenants contained in Sections 2.5(b), 2.6 (for the applicable time periods set forth therein), 2.8, 2.9, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.10, 5.11, 5.12, 5.13, 5.15, 5.16 and 5.19, Article VII (relating to the provision that extends survival to expiration of applicable statutory periods) and Article VIII shall survive indefinitely.

8.15 Survival of Representations.

All the representations and warranties and understandings of the Parties contained in this Agreement shall survive the Closing Date for a period of two (2) years after the Closing Date, except as specifically set forth in Sections 7.1 and 7.2.

8.16 Letter of Intent.

This Agreement shall supersede in its entirety the Letter of Intent dated February 2, 2005 entered into by the Parties.

8.17 Construction.

The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.18 Incorporation of Exhibits.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.19 Counterparts, Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CAIS ACQUISITION II, LLC

By:	/s/ Lawrence S. Winkler
Name:	Lawrence S. Winkler
Title:	Authorized Officer of Sole Member

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler
Name:	Lawrence S. Winkler
Title:	Chief Financial Officer

VMC SATELLITE, INC.

By:	/s/ Rick Rahim
Name:	Rick Rahim
Title:	Chief Executive Officer

SELLING STOCKHOLDER

/s/ Rick Rahim